SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) August 26, 2009

Strategic Hotels & Resorts, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-32223	33-1082757
(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Madison Street, Suite 1700, Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

(312) 658-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Two New Directors

On August 26, 2009, the board of directors (the “Board”) of Strategic Hotels & Resorts, Inc. (the “Company”), following a recommendation from the Board’s Corporate Governance and Nominating Committee, unanimously elected Raymond L. Gellein, Jr. and Eugene F. Reilly to the Board. The Board determined that each of Mr. Gellein and Mr. Reilly is “independent” under the listing standards of the New York Stock Exchange. A copy of the Company’s press release announcing the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference. There has been no determination with respect to the committees of the Board on which Messrs. Gellein and Reilly will serve. There is no arrangement or understanding between Messrs. Gellein or Reilly and any other persons pursuant to which they were elected as directors of the Company.

Under the Company’s standard compensation arrangement available to non-employee directors, Messrs. Gellein and Reilly will each receive:

•	an annual retainer of $25,000;

•	Board meeting fees of $1,500 per meeting attended;

•	committee meeting fees of $1,500 per committee meeting attended with respect to any committee on which he serves; and

•

an annual grant of Company common stock valued at $40,000 per year; however, due to a limited number of shares available under the Strategic Hotels & Resorts, Inc. Amended and Restated 2004 Incentive Plan, in 2009 the members of the Board agreed to reduce the value of the annual grants to 6,667 units of restricted stock (the “Grant”) and the Grant was prorated for Messrs. Gellein and Reilly, who each received a grant of 5,077 units of restricted stock as of August 26, 2009.

Amended and Restated Employment Agreement with Mr. Geller

On August 27, 2009 (the “Effective Date”), the Company entered into an amended and restated employment agreement (the “Agreement”) with the Company’s president and chief executive officer, Laurence S. Geller, pursuant to which Mr. Geller will serve as the Company’s president and chief executive officer through December 31, 2012 (“Agreement Term”), subject to earlier termination under certain circumstances as described below. The Agreement also obligates the Company to nominate Mr. Geller for election to the Company’s Board during the Agreement Term. As part of the Agreement, Mr. Geller gave up his right to any parachute tax gross-up. The Agreement provides that payments and benefits to Mr. Geller are cutback if such cutback would result in a greater net after-tax amount to Mr. Geller than if Mr. Geller received the payments and benefits subject to parachute excise taxes.

Under the Agreement, Mr. Geller will continue to receive a base salary at an annual rate of $750,000, which may be increased from time to time, subject to annual review by the compensation committee (the “Committee”) of the Board. For fiscal year 2009 and each subsequent fiscal year, Mr. Geller will be eligible to receive an annual cash performance-based bonus between 66-2/3% and 200% of base salary, with a target bonus of 100% of base salary. Such bonus for 2009 will be determined 50% by achievement of EBITDA goals and 50% as determined in good faith by the Committee in its discretion based on Mr. Geller’s performance in improving the Company’s balance sheet. Such bonus for subsequent years will be determined in part by achievement of certain formulaic Company financial results established by the Committee and Mr. Geller at the beginning of the year and in part by an assessment by the Committee of Mr. Geller’s performance for the year. The Committee may in its discretion award additional incentive compensation during the Agreement Term.

Pursuant to the Agreement, Mr. Geller was granted, as of the Effective Date and pursuant to the Company’s Value Creation Plan (described in more detail below), an award of 600,000 units providing Mr. Geller with the opportunity to earn an amount equal to 1.5% of the Company’s market capitalization. In addition, as of the Effective Date, Mr. Geller was granted an award of 75,000 restricted stock units (“RSUs”). The RSUs will vest in three equal annual installments, subject to acceleration upon certain events and other terms of the Agreement. The Agreement provides that during the first quarter of each fiscal year during the Agreement Term, the Company will grant to Mr. Geller RSUs with respect to a number of shares of common stock of the Company equal to the lower of (i) 120% of Mr. Geller’s base salary divided by the closing price of a share of common stock of the Company on the date of grant of the RSU or (ii) 125,000. Such annual RSU grants will vest in three annual installments commencing on the first January 1st after the grant of such RSUs, subject to acceleration upon certain events and other terms of the Agreement. RSU awards are also subject to the terms and conditions of the Company’s Amended and Restated 2004 Incentive Plan. Each restricted stock unit award granted under the Agreement will provide for the accrual of dividend equivalents until the date of delivery.

The Agreement Term will automatically be extended for 12-month periods, unless the Company or Mr. Geller give the other party notice to the contrary by October 1, 2012 or by October 1 of any succeeding year, except that upon a Change in Control (as defined in the Agreement) the Agreement Term will extend for at least 24 months from the date of the Change in Control.

The Company may terminate Mr. Geller’s employment upon his death, upon a disability as defined in the Agreement or for “cause” as newly defined in the Agreement. Mr. Geller’s termination of employment will be considered a constructive termination if, without his written consent, the Company, among other things, reduces his salary or bonus opportunity, materially reduces his duties or authority or relocates its principal offices outside the Chicago metropolitan area. The Company may also terminate Mr. Geller’s employment without cause at any time by written notice to Mr. Geller. Mr. Geller may terminate his employment at any time by voluntary resignation by written notice to the Company.

In the event the Company terminates Mr. Geller’s employment for cause, Mr. Geller voluntarily resigns, the parties agree to mutually terminate Mr. Geller’s employment or a non-renewal of the Agreement Term by either party, Mr. Geller is entitled to the following post termination benefits: (A) his salary for the period ending on the date of termination and any unpaid bonus for the fiscal year ending on or before the date of determination, (B) payments for unused vacation and (C) other payments or benefits provided by any employee benefits plans or arrangements (the “Accrued Benefits”).

In the event of Mr. Geller’s death or disability anytime during the Agreement Term and the Company’s termination of Mr. Geller other than for cause or Mr. Geller’s constructive termination prior to or more than 24 months after a Change in Control, Mr. Geller is entitled to the following post-termination benefits: (i) Accrued Benefits, (ii) a lump sum equal to two times the sum of his base salary then in effect plus the higher of his target bonus or the average of the three most recent annual bonuses earned, (iii) a pro-rata target bonus for the elapsed portion of the calendar year through the date of termination payable in a lump sum, (iv) continued medical coverage for 24 months and (v) RSUs become immediately payable and all restrictions on any restricted stock and other share-based awards lapse, all options immediately vest and remain exercisable for up to five years, earned Performance Shares become immediately vested and for a termination prior to January 1, 2010, the Performance Shares and related dividend equivalent RSUs become immediately earned in a number equal to at least 100% of the target shares at each earning date, as adjusted to account for the shares earned in excess of 100% for any earning date that has already occurred and become immediately vested.

In the event of Mr. Geller’s constructive termination or termination by the Company without cause on or within 24 months following a Change in Control, Mr. Geller is entitled to the following post termination benefits: (a) the Accrued Benefits, (b) a lump-sum amount equal to three times the sum of his base salary then in effect plus the higher of his target bonus or the average of the three most recent annual bonuses, (c) a pro-rata target bonus for the elapsed portion of the calendar year through the date of termination payable in lump sum, (d) continued medical coverage for 36 months following the date of termination, (e) RSUs become immediately payable and all restrictions on any restricted stock and other share-based awards lapse, all options immediately vest and remain exercisable for up to five years following the date of termination, earned Performance Shares become immediately vested and for a termination prior to January 1, 2010, the Performance Shares (as defined in Mr. Geller’s prior employment agreement dated as of September 7, 2006) and related dividend equivalent RSUs become immediately earned in a number equal to at least 100% of the Target Shares (as defined in Mr. Geller’s prior employment agreement dated as of September 7, 2006) at each earning date, as adjusted to account for the shares earned in excess of 100% for any earning date that has already occurred and become immediately vested.

The Agreement also contains non-solicitation and confidentiality provisions but no longer contains a non-compete provision. The non-solicitation of employees (other than Mr. Geller’s executive assistant) provision applies during the term of employment and for a period of 12 months thereafter.

Value Creation Plan

On August 27, 2009, the Company also adopted the Value Creation Plan to further align the interests and efforts of key employees to the interests of the Company’s stockholders in creating stockholder value and providing key employees an added incentive to work towards the Company’s growth and success. The Value Creation Plan provides for up to 2.5% of the Company’s market capitalization (limited to a maximum market capitalization based on a common stock price of $20 per share) to be provided to participants in the Value Creation Plan in 2012 if the highest average closing price of the Company’s common stock during certain consecutive twenty trading day periods in 2012 is at least $4.00 (the “Normal Distribution Amount”). In addition, if a Change of Control (as defined in the Value Creation Plan) occurs at anytime prior to December 31, 2012, participants in the Value Creation Plan will generally not be entitled to the Normal Distribution Amount and will instead be entitled to receive 2.5% of the Company’s market capitalization based on the value of a share of the Company’s common stock upon the Change of Control (the “Change of Control Price”), regardless of whether the Change of Control Price is at least $4.00 or greater than $20.00.

A total of up to 1 million units (representing the opportunity to earn an amount equal to 2.5% of the Company’s market capitalization) can be allocated under the Value Creation Plan to key employees, and 600,000 of those units have been granted to Mr. Geller. Mr. Geller forfeits units under the Value Creation Plan if he voluntarily terminates employment or his employment is terminated for cause (as defined in the Agreement). If Mr. Geller’s employment is terminated without cause or he has a constructive termination or he dies or becomes disabled, Mr. Geller or his estate will be entitled to keep the units granted to him under the Value Creation Plan and be paid in accordance with the terms of the Value Creation Plan. Payments upon a unit distribution may be made in cash, in shares of the Company’s common stock (subject to approval by the stockholders of the Company), in some combination thereof or in any other manner approved by the committee of the Board administering the Value Creation Plan.

The foregoing descriptions of the Agreement and the Value Creation Plan are qualified in their entirety by reference to the Agreement, Value Creation Plan and form of Unit Award under the Value Creation Plan, copies of which are filed as exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are herein incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The Exhibit Index appearing immediately after the signature page of this Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 28, 2009

STRATEGIC HOTELS & RESORTS, INC.

By:	/s/ Paula C. Maggio
	Name:	Paula C. Maggio
	Title:	Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amended and Restated Employment Agreement by and between Laurence S. Geller and Strategic Hotels & Resorts, Inc., dated August 27. 2009.

10.2	Strategic Hotels & Resorts, Inc. Value Creation Plan

10.3	Strategic Hotels & Resorts, Inc. Unit Agreement Under Strategic Hotels & Resorts, Inc. Value Creation Plan

99.1	Press Release, dated August 26, 2009.